INTEREST DEFERRAL AGREEMENT
AND LIMITED WAIVER

This Interest Deferral Agreement and Limited Waiver (the “Agreement”) is made effective as of January 1, 2011 (the “Effective Date”), by and between DAL Group, LLC, a Delaware limited liability company (“DAL”), Chardan Capital, LLC, a Delaware limited liability company (“Chardan”), and Kerry S. Propper (“Propper”).  DAL, Chardan, and Propper are referred to from time to time in this Agreement individually as a “Party” and together as the “Parties.”

Background

A.           DAL and Chardan are parties to that certain Amended and Restated Senior Term Note, dated as of June 1, 2010, in the principal amount of $1,000,000 (the “Chardan Note”).

B.           DAL and Propper are parties to that certain Amended and Restated Senior Term Note, dated as of June 1, 2010, in the principal amount of $1,500,000 (the “Propper Note”).  The Chardan Note and the Propper Note are referred to, collectively, as the “Senior Notes”.

C.           Pursuant to Section 1(a) of each of the Senior Notes, DAL agreed to pay to each of Chardan and Propper interest equal to three percent (3.0%) per annum, payable monthly, in arrears, on the first day of each month (the “Monthly Interest Payments”).

D.           Pursuant to Section 1(b) of each of the Senior Notes, DAL agreed to pay the principal amount outstanding under each Senior Note on January 15, 2011 (the “Principal Payments”).

E.           The Parties desire to defer the payment of certain Monthly Interest Payments and the Principal Payments otherwise due under the Senior Notes, as set forth below.

F.           The Parties desire to waive events of defaults under the Loan Documents (as defined in a certain Senior Loan, Security and Pledge Agreement dated January 15, 2010 between the Parties (the “Loan Agreement”)).

Now, therefore, the Parties hereby agree as follows.

Agreement

1.           The Parties hereby agree that all Monthly Interest Payments and the Principal Payments due from DAL to Chardan or Propper between January 1, 2011 and April 1, 2011 pursuant to the Senior Notes, including the interest payments deferred by the Interest Deferral Agreement and Limited Waiver between the Parties dated as of November 1, 2010, shall not be due and payable until April 1, 2011 or, if earlier, the payment in full of all amounts due by DAL to BA Note Acquisition LLC and Banc of America Leasing & Capital, LLC.  Chardan and Propper hereby grant a limited waiver of any default or Event of Default under the Senior Notes that has arisen or may arise solely as a result of DAL’s deferral of Monthly Interest Payments and Principal Payments in accordance with this Agreement.  This limited waiver shall not be deemed to waive any additional or subsequent failures to deliver payments pursuant to the Senior Notes.

2.           Chardan and Propper hereby grant a limited waiver through March 31, 2011 of any default or Event of Default under the Loan Documents arising from DAL’s default on indebtedness due by DAL to BA Note Acquisition LLC and Banc of America Leasing & Capital, LLC, receipt of notice of such a default from such lenders, including, but not limited to a letter dated November 5, 2010, a letter dated December 8, 2010, and acceleration of such indebtedness.

3.           Chardan and Propper hereby consent to the acquisition of Americal Title Company by Timios, Inc., and hereby grant a limited waiver of Section 6.3 of the Loan Agreement with respect to such transaction.

4.           In addition to the other waivers granted pursuant to this Agreement, Chardan and Propper hereby grant a limited waiver through March 31, 2011 of any default or Event of Default based on breach or violation of the following provisions of the Loan Agreement:  Section 5.2 (Compliance with Laws) for periods prior to January 1, 2011, Section 5.9 (Notice of Proceedings) for failure to give notice during periods prior to January 1, 2011, and Section 5.14 (Reporting Requirements) through April 1, 2011.

5.           This Agreement is limited to the specific matters described above and shall not be deemed to be a waiver of or a consent to any other matter, including without limitation, any failure to comply with any other provision of the Senior Notes or the Loan Documents, or a default or any event of default, whether now in existence or subsequently arising.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of January 14, 2011.

DAL GROUP, LLC

By:	/s/ Stephen J. Bernstein
Stephen J. Bernstein
President

CHARDAN CAPITAL MARKETS, LLC

By:	/s/ Richard D. Propper
Richard D. Propper
Chief Executive Officer

By:	/s/ Kerry S. Propper
KERRY S. PROPPER

JOINDER BY AND AGREEMENT OF GUARANTOR

Each of the undersigned, DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC, and Default Servicing, LLC (each a “Guarantor,” and collectively the “Guarantors”), being guarantors of the obligations under the Senior Notes (as such term is defined in that certain Interest Deferral Agreement and Limited Waiver of even date herewith, by and between DAL Group, LLC (“DAL”), Chardan Capital, LLC (“Chardan”), and Kerry S. Propper (“Propper”) (the “Waiver”)) pursuant to each certain Guaranty dated as of January 15, 2010 executed by each Guarantor in favor of certain Lenders (as defined in the Loan Documents) (collectively, the “Guaranty”), hereby represents and warrants and acknowledges and agrees to the following:

1.           Reaffirmation of Guaranty.  The Guaranty constitutes the valid, legally binding obligation of Guarantor in favor of Chardan and Propper, enforceable against Guarantor, in accordance with its terms.  By its execution hereof, Guarantor waives and releases any and all defenses, affirmative defenses, setoffs, claims, counterclaims and causes of action of any kind or nature which any Guarantor has asserted, or might assert, against Chardan or Propper which in any way relate to or arise out of the Guaranty or any of the other Loan Documents.  Each Guarantor consents to the execution and delivery of the Waiver by DAL and agree and acknowledges that the liability of such Guarantor under the Guaranty shall not be diminished in any way by the execution and delivery of the Waiver or by the consummation of any of the transactions contemplated thereby.

2.           Agreements of Guarantor.  By its execution hereof, Guarantor agrees to the execution of the Waiver by DAL.

3.           Defined Terms.  All terms that are used herein that are not defined herein shall have the meaning ascribed to them in the Waiver.

[Signatures on following page]

Each Guarantor has executed and delivered this Joinder and Agreement to be effective as of the Effective Date of the Waiver.

GUARANTOR:

DJS PROCESSING, LLC

By:	/s/ Stephen J. Bernstein
Stephen J. Bernstein
President

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC

By:	/s/ Stephen J. Bernstein
Stephen J. Bernstein
President

DEFAULT SERVICING, LLC

By:	/s/ Stephen J. Bernstein
Stephen J. Bernstein
Vice President